Exhibit 99.1

CommScope Agrees to Sell Certain BiMetals Assets

to Copperweld Bimetallics; Statesville, NC Site Will Close

HICKORY, NC, December 11, 2013—CommScope Holding Company, Inc., a global leader in infrastructure solutions for communications networks, has agreed to sell certain assets of its CommScope BiMetals® business to Copperweld Bimetallics, LLC, a subsidiary of Fushi Copperweld with facilities in the United States, Asia and Europe. The economic terms of the deal were not disclosed.

The transaction involves the sale of equipment associated with the manufacture of all copper-clad aluminum and copper-clad steel products. CommScope will retain the processing equipment needed for the production of its GroundSmart® grounding solutions. CommScope will continue to manufacture and sell GroundSmart for use in grounding utility and communications networks.

In addition, CommScope will close its Statesville, NC site as a result of excess manufacturing capacity created by these changes to its BiMetals business. CommScope plans to redeploy the manufacturing of its GroundSmart, E2O® (Electrical-to-Optical) line of hybrid fiber, conduit and coaxial products, ConQuest® Toneable Conduit and ConQuest® Cable-in-Conduit (CIC) products to nearby North Carolina facilities. CommScope expects some of the Statesville employees will be able to continue employment at either its Catawba or Claremont facilities. The transition of operations is expected to begin almost immediately and should take between six to 12 months to complete.

The parties have also entered into a supply agreement pursuant to which Copperweld will supply CommScope with bimetallic wire as needed for the manufacture of cables and other products.

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CommScope BiMetals, ConQuest, GroundSmart, and E2O are registered trademarks of CommScope, Inc.

About CommScope

CommScope (NASDAQ: COMM, www.commscope.com) has played a role in virtually all the world’s best communication networks. We create the infrastructure that connects people and technologies through every evolution. Our portfolio of end-to-end solutions includes critical infrastructure our customers need to build high-performing wired and wireless networks. As much as technology changes, our goal remains the same: to help our customers create, innovate, design, and build faster and better. We’ll never stop connecting and evolving networks for the business of life at home, at work, and on the go.

News Media Contact:

Joseph P. Depa III, CommScope

+1 828-431-9803 or publicrelations@commscope.com

Financial Contact:

Phil Armstrong, CommScope

+1 828-323-4848

This press release includes forward-looking statements that are based on information currently available to management, management’s beliefs, as well as on a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.

Source: CommScope